EXHIBIT 99.1

21st Century Holding Company Reports Third Quarter 2010 Financial Results

LAUDERDALE LAKES, Fla., Nov. 11, 2010 (GLOBE NEWSWIRE) -- 21st Century Holding Company (Nasdaq:TCHC) today reported results for the quarter ended September 30, 2010 (see tables).

For the three months ended September 30, 2010, the Company reported a net loss of $1.3 million or $0.16 per share on 7.9 million average undiluted and diluted shares outstanding, compared with a net loss of $4.0 million or $0.50 per share on 8.0 million average undiluted and diluted shares outstanding in the same three-month period last year.

For the nine months ended September 30, 2010, the Company reported a net loss of $4.5 million or $0.57 per share on 7.9 million average undiluted and diluted shares compared to a net loss of $2.9 million or $0.36 per share on 8.0 million average undiluted and diluted shares in the same nine-month period last year.

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "Although we experienced a net loss this quarter, our results were affected by a number of favorable factors that should positively impact earnings in future quarters. These factors include results from actions taken to earn greater returns from our existing book of business, maintaining a disciplined approach to writing more profitable business and an improved reinsurance structure.  Additionally, we have recently filed for a 14.9% average state-wide rate increase on our voluntary homeowner business and anticipate approval within the next few months. Most notably, our net earned premiums and total revenue grew at double digit rates while our losses for the quarter were lower compared to the prior year's quarter."

Net premiums earned increased $2.1 million, or 22.2%, to $11.6 million for the three months ended September 30, 2010, compared with $9.5 million for the same three-month period last year. Net premiums earned decreased $4.2 million, or 11.0%, to $33.5 million for the nine months ended September 30, 2010, compared with $37.7 million for the same nine-month period last year.

Total revenues increased $2.5 million, or 19.1%, to $15.5 million for the three months ended September 30, 2010, compared with $13.0 million for the same three-month period last year.  Total revenues increased $0.3 million, or 0.7%, to $46.3 million for the nine months ended September 30, 2010, compared with $46.0 million for the same nine-month period last year.

The Company will hold an investor conference call at 4:30 PM (ET) today, November 11, 2010. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call. A live webcast of the call will be available online at http://www.21stcenturyholding.com (in the Conference Calls section). Listeners interested in participating in the Q&A session can access the conference call by dialing toll free 866-501-5542.   Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile and inland marine insurance in the state of Florida. The Company underwrites general liability coverage as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, California, Georgia, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs of reinsurance and the collectability or reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation; health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on March 26, 2010. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligation to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY Consolidated Statements of Operations (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:	2010	2009	2010	2009
Gross premiums written	$ 17,698,344	$ 12,917,350	$ 72,317,055	$ 74,949,371
Gross premiums ceded	(29,526,779)	(36,804,145)	(51,352,050)	(56,720,381)

Net premiums written	(11,828,435)	(23,886,795)	20,965,005	18,228,990

Increase in prepaid reinsurance premiums	16,194,499	22,299,561	9,555,026	24,535,224
Decrease (increase) in unearned premiums	7,254,665	11,098,165	3,007,959	(5,083,764)
Net change in prepaid reinsurance premiums and unearned premiums	23,449,164	33,397,726	12,562,985	19,451,460

Net premiums earned	11,620,729	9,510,931	33,527,990	37,680,450
Commission income	399,000	117,268	1,343,113	738,180
Finance revenue	109,797	61,892	285,563	235,901
Managing general agent fees	309,760	307,715	1,242,835	1,216,479
Net investment income	925,436	925,236	2,870,774	2,388,627
Net realized investment gains	1,864,301	1,550,361	5,688,465	1,082,339
Regulatory assessments recovered	115,114	293,627	681,736	2,029,410
Other income	134,922	232,213	653,125	614,042

Total revenue	15,479,059	12,999,243	46,293,601	45,985,428

Expenses:
Loss and loss adjustment expenses	8,668,967	11,119,210	27,929,527	28,965,985
Operating and underwriting expenses	2,542,082	2,499,710	8,271,408	6,958,617
Salaries and wages	2,146,193	1,960,634	6,394,078	5,766,374
Policy acquisition costs, net of amortization	3,912,929	3,817,344	10,407,752	9,476,660

Total expenses	17,270,171	19,396,898	53,002,765	51,167,636

Loss before provision for income tax benefit	(1,791,112)	(6,397,655)	(6,709,164)	(5,182,208)
Provision for income tax benefit	(522,938)	(2,404,008)	(2,165,246)	(2,276,035)
Net loss	$ (1,268,174)	$ (3,993,647)	$ (4,543,918)	$ (2,906,173)
Basic net loss per share	$ (0.16)	$ (0.50)	$ (0.57)	$ (0.36)
Fully diluted net loss per share	$ (0.16)	$ (0.50)	$ (0.57)	$ (0.36)

Weighted average number of common shares outstanding	7,946,384	8,013,894	7,946,384	8,013,894

Weighted average number of common shares outstanding (assuming dilution)	7,946,384	8,013,894	7,946,384	8,013,894

Dividends paid per share	$ 0.00	$ 0.06	$ 0.06	$ 0.30

21st CENTURY HOLDING COMPANY Other Selected Data (Unaudited)
Balance Sheet

	Period Ending
	09/30/10	12/31/09
Total Cash & Investments	$145,503,315	$142,416,020
Total Assets	$183,418,154	$202,889,375
Unpaid Loss and Loss Adjustment Expense	$63,455,228	$70,610,480
Total Liabilities	$121,544,824	$135,447,779
Total Shareholders' Equity	$61,873,330	$67,441,596
Common Stock Outstanding	7,946,384	7,953,384
Book Value Per Share	$7.79	$8.48

Premium Breakout
	3 Months Ending		9 Months Ending
Line of Business	09/30/10	09/30/09	09/30/10	09/30/09
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$12,860	$7,815	$56,164	$59,503
Commercial General Liability	3,075	4,072	9,814	12,490
Federal Flood	1,239	983	3,101	2,737
Automobile	524	47	3,238	219

Gross Written Premiums	$17,698	$12,917	$72,317	$74,949

Commercial General Liability Written Premium by State
	3 Months Ending		9 Months Ending
State	09/30/10	09/30/09	09/30/10	09/30/09
	(Dollars in thousands)		(Dollars in thousands)
Alabama	$6	$11	$35	$58
Arkansas	----	1	1	4
California	21	----	28	51
Florida	2,654	3,584	8,212	10,041
Georgia	17	76	66	230
Kentucky	----	----	----	1
Louisiana	208	199	894	1,426
Oklahoma	4	----	8	----
South Carolina	----	----	1	2
Texas	163	201	567	676
Virginia	2	----	2	1

Gross Written Premiums	$3,075	$4,072	$9,814	$12,490

Loss Ratios
	3 Months Ending		9 Months Ending
Line of Business	09/30/10	09/30/09	09/30/10	09/30/09
Homeowners'	84.74%	156.40%	92.50%	84.00%
Commercial General Liability	38.48%	80.80%	55.87%	68.50%
Automobile	222.10%	-68.80%	180.16%	-7.30%
Fire	12.29%	0.00%	13.92%	0.00%
Inland Marine	33.57%	0.00%	42.60%	0.00%
All Lines	74.60%	116.91%	83.80%	76.87%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.
CONTACT:  21st Century Holding Company
          Peter J. Prygelski, CFO
          (954) 308-1252
          (954) 581-9993